EXHIBIT 99.1

CONTACT: GARRY RIDGE

PHONE: 619-275-9324

WD-40 Company First Quarter Fiscal 2007 Dividend Increase Announcement

San Diego – December 12, 2006 / PR Newswire/—WD-40 Company (Nasdaq: WDFC) today announced that its board of directors declared on Tuesday, December 12, 2006 the regular quarterly dividend of $.25 per share, an increase of 13.6%, payable January 31, 2007 to stockholders of record on January 8, 2007.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40®, and 3-IN-ONE®, the Lava® and Solvol® brands of heavy-duty hand cleaners, and household products 2000 Flushes®, X-14®, Carpet Fresh®, Spot Shot® and 1001®. WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $286.9 million in fiscal 2006. Additional information about WD-40 Company can be obtained online at www.wd40.com.